EXHIBIT 1.01

                                   SADIA S.A.

                                 COMPANY BYLAWS

                                    CHAPTER I
                   COMPANY, HEADQUARTERS AND BUSINESS PURPOSE

ARTICLE 1
SADIA S. A. is a corporation governed by the present Bylaws, by the Publicly Traded Company Law and by all other Laws and Regulations applicable to the Company and its business purpose.

ARTICLE 2
The Company's headquarters is located at Rua Senador Attilio Fontana n(0) 86, Centro, in the district of Concordia, Santa Catarina State and is governed by the law in this district.

ARTICLE 3
The Company's term of duration is indefinite.

ARTICLE 4
The Company's business purpose is:

          a) Exploitation of activities linked to the agricultural, industrial and commercial sectors of food products in general;

          b) Exploitation of abattoirs, tanneries, meat packing plants, factories producing conserves, tinned or not, of meats, fats and dairy products, processing of vegetable oils, as well as the exploration of large-scale cold storage depots for operations related to depositing, conserving, storing and classifying meats;

          c) Exploitation of meats in general, derived products and selected meats;

          d)   Processing and sale of wheat, other grains and their by-products;

          e) Exploitation of farms and breeding of cattle, pork, sheep, goats and poultry;

          f)   Exploitation of sawmills;

          g) Road transportation of company and third party merchandise and leasing of cold storage chambers, silos and depots;

          h) All activities linked to farming and agribusiness and the sale of grains and other primary products and/or processed products on the internal and external market;

          i) Processing and sale of substances and products in general for human and animal foods;

          j) Processing and sale of chemical, sanitary and veterinary products for use in agriculture, poultry farming, cattle farming, pork farming, and farming in general;

          k)   Forestry and reforestation activities;

          l) Any other agricultural, industrial and commercial activities related to the Company's aims;

          m) Planning and development of farming and engineering projects, under the responsibility of professionals duly qualified by the appropriate bodies.

SOLE CLAUSE -  The leasing of cold storage chambers, silos and depots, described in letter "g" of this Article, does not comprise general warehouse activities as set out in Decree n(0)1.102, of 21.11.1903.


                                   CHAPTER II
                                  CAPITAL STOCK

SECTION I
SUBSCRIBED CAPITAL

ARTICLE 5
Capital Stock is R$ 1,000,000,000.00 (one billion reais), fully paid-in, divided into 683,000,000 (six hundred and eighty-three million) shares without face value, made up of 257,000,000 (two hundred and fifty-seven million) common shares and 426,000,000 (four hundred and twenty-six million) preferred shares, the latter without voting rights.

                                   SECTION II
                                CAPITAL INCREASE

ARTICLE 6
The Company may increase the capital stock by deliberation of the General Meeting, at the proposal of the Board of Directors, and after evaluation by the Audit Committee when functioning, following:

          a) Incorporation of reserves, retained or suspended earnings, surplus capital or special reserves resulting from monetary correction;

          b) Annual correction of the monetary expression of the capital stock, observing the provision in Article 7 of the Bylaws;

          c)   Issuance and placement of shares by subscription.

CLAUSE 1 - The capital increases described in items "a" and "b" will observe the provision in Article 17, clause 4, of Law No. 6.404/76.

CLAUSE 2 - Deliberations relating to capital stock increase will indicate the quantity and type of shares to be issued and will be transcribed in the Assembly's minutes.

CLAUSE 3 - Within 30 (thirty) days after the capital stock increase is effected, the Executive Officers will request its recording or the filing of the respective Assembly minutes by the Board of Trade Registry.

ARTICLE 7
Irrespective of having reached the limit foreseen in item I of Article 297 of Law No. 6.404/76, the General Meeting will deliberate, in the business year following its constitution, on the incorporation into the capital stock of the capital reserve described in Article 167 of the same Law.

ARTICLE 8
The following conditions for subscription and paying in will be observed during the issuance and placement of capital shares:

I.   In increases by subscription, the General Meeting must indicate:

     a) Whether paying in will be in money or goods, and on demand or within a time limit;

     b)   The time limit for the issuance's placement or subscription;

     c)   The time limit for paying in of shares;

     d)   The issuance price of the shares.

II. When the issuance of shares allows paying in within a time limit or in installments, the Subscription Bulletin will detail the down payment value, the installments and the respective dates for payment, observing that:

     a) A minimum payment of 10% (ten per cent) of the subscribed value must be paid in the act of subscribing; this amount may be received by the Company independent of a bank deposit;

     b) Non-payment by the shareholder, on the date or within the set time limit, of any paying-in installment will incur, in full and irrespective of any forewarning or notification:

          b.1) The immediate maturity of all future installments still owed by the shareholder;

          b.2) The constitution of the shareholder in default, with the consequent application of an interest rate of 1% (one per cent) per month and monetary correction on the amount of the due and unpaid installment or installments, calculated on the basis of the nominal variation of the OTN's or other official indicators, at the discretion of the Board of Directors;

          b.3) The right of the Company, at its discretion, to file, against the shareholder and associated parties, a lawsuit to recover the due sums or to order the shares to be sold on the Stock Exchange, at the shareholder's cost and risk, in accordance with the Law.

III. The Company shall fix a term of no less than 30 (thirty) days for shareholders to exercise their right of first refusal in the event of capital increases by subscription.

ARTICLE 9

By deliberation of the Board of Directors and observing the stipulation in article 30 of Law No. 6.404/76, the Company may negotiate its own shares.

                                   CHAPTER III

                                     SHARES

SECTION I
PROVISIONS APPLYING TO ALL SHARES

ARTICLE 10
The following provisions apply to all Company shares:

I. All Company shares will be without certificates, to be kept in deposit accounts at the BANCO BRADESCO S.A., in the name of their title holders, without issuance of certificates, under the terms of Articles 34 and 35 of Law n(0) 6.404/76, of 15.12.1976.

II. Preferred and common shares are assured the minimum obligatory dividend of 28% (twenty-eight per cent) of the net income for the year, established in compliance with Article 202, items I to III, of Law n(0) 6.404/76, observing the stipulation in item "b" of Article 12 of these Bylaws.

III. Common and preferred shares will participate on equal terms in the capital increases deriving from the incorporation of profits and reserves, re-evaluation of assets and the annual correction of the capital stock.

IV. In capital increases, classes may be created or shares issued without the requirement to maintain the proportion previously existing between the types and classes.

V. Observing the maximum limits fixed by the CVM - Securities and Exchange Commission of Brazil, the contract for maintenance of certificate-less share services may authorize the financial institution to charge the shareholder for the cost of the service of transferring share ownership.

                                   SECTION II
                                  COMMON SHARES

ARTICLE 11
Only COMMON shares will carry the right to vote in the deliberations of the General Meeting.

SOLE CLAUSE - 51% (fifty-one per cent) of the capital stock with the right to vote will belong to Brazilians.

                                   SECTION III
                                PREFERRED SHARES

ARTICLE 12
PREFERRED shares will not carry the right to vote and will enjoy the following advantages:

     a) priority in the proportional receipt, in the form of a minimum, non-accumulative dividend, of 28% (twenty-eight per cent) of the net income for the year, competing on equal terms with common shares in the dividend attributed to them above this percentage;

     b) right to dividends at least 10% (ten per cent) higher than those attributed to common shares;

     c) priority in repayment of capital in the event of the Company's liquidation.

SOLE CLAUSE -  Preferred shares, without the right to vote, will acquire the exercise of this right if the Company fails to pay the minimum dividend to which they are entitled for 03 (three) consecutive business years; this right will remain in force until payment of the first dividend that follows.

                                   ARTICLE 13
The agreements between shareholders concerning the purchase and sale or first refusal in the acquisition of shares, or on exercising the right to vote, will only be accepted as valid by the Company when filed at its headquarters.

                                   CHAPTER IV
                                  DIRECTORSHIP

ARTICLE 14

The Company will be managed by a Board of Directors and Executive Officers, both made up of Brazilians, or a majority of Brazilians resident in the country, who will be assured the predominant powers in all decisions.

CLAUSE 1 The mandate for Board members and Executive Directors will be annual, lasting until the investiture of the new directors, with the right to re-election.

CLAUSE 2 The investiture of the Board members and Executive Directors will be made by signing of a term of office or subscription of the election minutes in the respective meeting records, at which time a Declaration of Principles will also be signed.

                                    SECTION I
                               BOARD OF DIRECTORS

ARTICLE 15

The Board of Directors will be made up of, at least, 07 (seven) to, at most, 11 (eleven) members, all of whom must be shareholders.

CLAUSE 1 The General Meeting will elect the Board members and, among them, the President.

CLAUSE 2 The Board of Directors will elect, from among its members, one or more Vice-Presidents who, in order of election, will substitute the President in the case of absence, impediment or vacancy.

CLAUSE 3 If vacancies occur which reduce the number of Board members to a number lower than the minimum fixed in these Bylaws, a General Meeting will be convoked within a period of 30 (thirty) days for the purpose of filling the empty posts. The term of the mandates of the new members of the Board of Directors, elected to fill the vacancies, will coincide with the term of the other Board members.


ARTICLE 16
The Board of Directors will meet at least once per month and whenever necessary, at the convocation of its President or at the request of 03 (three) of its members, following at least 24 (twenty-four) hours prior written notice to all other members, stipulating the place and time and with a brief exposition of the agenda.

CLAUSE 1 Meetings of the Board of Directors may take place with the personal presence of at least 06 (six) of its members.

CLAUSE 2 Each member will be entitled to 1 (one) vote during the meetings of the Board of Directors.

CLAUSE 3 Excepting the stipulation found in the Sole clause of Article 17, the decisions of the Board of Directors will be adopted, in all cases, according to the vote of the majority of members present; in the event of a hung decision, the President will have the casting vote, without prejudice to his or her own vote.

CLAUSE 4 The meetings of the Board of Directors will be recorded in minutes set down in a separate Book.

ARTICLE 17
The Board of Directors has the following responsibilities:

I. To determine the general directions taken by the Company's business activities and those of any companies under its control.

II. To determine all the Company's operational and administrative norms, especially those relating to:

          a) Recruitment and administration of staff, posts, careers, levels, salaries and benefits of the Company's employees;

          b)   Control, auditing, accountancy and statistics;

          c)   Acquisition, administration and sale of permanent assets;

III. To elect and dismiss the Vice-Presidents of the Board of Directors and the Executive Directors, attributing their titles and determining their powers, areas of activity and individual remuneration, if the General Meeting has determined the global amount.

IV. To decide at any moment on the distribution of intermediary dividends, between the balance sheet account, equally intermediary, and the Retained Earnings or Income Reserves account.

V.   To approve:

     a) The Company's administrative structure, including its respective posts, powers and salaries;

     b)   The Strategic Plan and the Multi-Annual Investment Plan;

     c) The Annual Operational Plan and its respective capital, investment and financial budgets;

     d)   The intermediary balance sheets produced by the Company;

     e) The balance sheet, statements of income and annual reports to be presented to the General Meeting;

     f) The acquisition of goods for property, plants and equipment, where the sum exceeds the allocation foreseen in the specific project included in the Annual Operational Plan;

     g) The sale of goods from property, plants and equipment when, due to their nature and/or value, they were not contemplated in the Annual Operational Plan;

     h)   The participation, as shareholder, in other Companies of any kind;

     i) The appointment of directors of controlled, subsidiary or associated companies;

     j) Any operation that exceeds the authority of the Executive Officers or fails to observe the policies, norms and budgets approved by the Board of Directors.

VI.   To appoint and dismiss the Company's independent auditors.

VII. To convoke General Meetings in the cases foreseen in Law and in these Bylaws, or whenever deemed convenient.

VIII. To approve proposals to be submitted to the General Meeting, relating to:

     a)   Alteration of the Company Bylaws;

     b)   Modification of the Capital Stock;

     c) Merger with another Company, its incorporation into another Company, or the incorporation of another Company;

     d)   Creation of other statutory reserves;

     e)   Distribution of the profits listed in the annual balance sheet.

IX.   To authorize the Executive Officers to:

     a)   Waive the rights of the Company;

     b) Acquire and sell shares and place charges on them, always observing the provision in Article 35 of these Bylaws;

     c)   Provide real guarantees;

     d) Grant, under contract and for a set period, renewable or not, the use of the "SADIA" brand name, logotypes, emblems, symbols and any other distinctive signs which identify the Company, as well as other trademarks and patents which it owns or comes to own.

X. To arrogate, at any time, the examination of specific company topics or business activities, and expedite general norms or instructions to be observed by the Executive Officers in relation to them.

XI. To accompany the management of the Executive Directors, as well as the Executive Officers' performance.

XII. To create, at any time and in temporary or permanent form, committees, commissions or workgroups, always presided over by a Board member and made up of directors, employees or contractors, for the specific purpose of developing projects or accompanying the activities in any of the Company's business areas.

SOLE CLAUSE - The provisions detailed in numbers I, III, IV, in letters "a",
              "b", "c", "f" and "g" of number V, in number VII, in letters "a" and "c" of number VIII and in number XII may only be approved by the vote of at least half plus one of the members during a meeting of the Board of Directors.


ARTICLE 18
The President of the Board of Directors has the following responsibilities:

I. To fulfill and ensure fulfillment of the Bylaws, the deliberations of the General Meeting and the Board of Directors and remain fully informed about company operations.

II.   Formalize the convocation of General Meetings and preside over them.

III.  Convoke and preside over meetings of the Board of Directors.

IV. Guide the Executive Officers in accordance with the deliberations of the Board of Directors.

                                   SECTION II
                               EXECUTIVE OFFICERS

ARTICLE 19
The Executive Officers will be made up of at least 07 (seven) to at most 20 (twenty) members, shareholders or not, one of whom will be the Chief Executive Officer and the others Directors, all elected by the Board of Directors which will appoint titles and determine the respective powers in the act of election.

ARTICLE 20
The Executive Officers will meet at least once per month, convoked by the Chief Executive Officer or, in his or her absence, by any 03 (three) Directors jointly; the minutes of these meetings will be recorded in a separate Book.

CLAUSE 1 The meetings of the Executive Officers will be presided over by the Chief Executive Officer or, in his or her absence, by any Director appointed according to Article 21, item "i".

CLAUSE 2 Meetings of the Executive Officers will take place with at least 07 (seven) Directors present and will decide by majority.

ARTICLE 21
Respecting the authority of the Board of Directors, the Executive Officers will have the following responsibilities:

     a) Manage the business activities in pursuit of the Company's interests, observing, executing and ensuring proper fulfillment of laws, the Company Bylaws and the deliberations of the General Meetings and the Board of Directors;

     b) Propose to the Board of Directors the matters described in Article 17 items IV and V, letters "b", "c", "d" and "e" of item VIII and item IX of these Bylaws;

     c) Approve or ratify the contracting of loans, financings and leasing operations;

     d) Approve the acquisition, sale and leasing of property, plants and equipment, observing the provision of letters "f" and "g" of item V of
          Article 17 of these Bylaws;

     e) Approve the provision of bonds and/or sureties to its controlled companies in loan, financing and leasing operations;

     f) Import machines, equipment and products for its own use, transformation or resale;

     g) Appoint attorneys-in-fact, proxies and representatives or agents within Brazil and abroad;

     h) Approve the creation and closure of industrial, commercial and service units, subsidiaries and depots;

     i) Attribute any of its members with the functions of Directors in their absence or impediments.

SOLE CLAUSE - Irrespective of the provision in clause 1 of Article 20, meetings of the Executive Officers deciding on the matters described in letter "d" must be presided over by the Chief Executive Officer.

ARTICLE 22

    Excepting the exclusive powers of the Executive Officers, as a collective body, the Executive Directors will have the following responsibilities:

I. IN ISOLATION

     a) Fulfill and ensure fulfillment of the Company Bylaws and the decisions of the General Meetings and the Board of Directors;

     b) Represent the Company in the law courts or in its relations with third parties and the Federal, State and Municipal governments;

     c) Contract and dismiss technical staff and employees of any kind, observing the provision set out in letter "a" of item II of Article 17;

     d) Receive, discharge, issue, endorse, discount and accept invoice copies, pay and recover titles, ensure bill payments, open accounts in banking establishments, endorse checks for deposit and transfer monetary amounts between Company accounts;

     e) Sign instruments relating to the acts authorized by the Board of Directors, stipulated in item IX of Article 17, and those approved by the Executive Officers, stipulated in letters "c", "d", "e", "f", "g" and "h" of Article 21 of these Bylaws;

     f) Practice all other acts necessary for the development of the Company's business activities that, by force of the Law and these Bylaws, do not depend on previous authorization of the General Meeting or the Board of Directors, or a decision from the Executive Officers.

II.   IN CONJUNCTION, FOLLOWING THE SIGNATURE OF TWO DIRECTORS

     a)   Issue and endorse Promissory Notes and accept Letters of Exchange;

     b)   Issue checks or Rural Promissory Notes;

CLAUSE 1 - The powers contained in item I and letter "b" of item II may be carried out by proxy.

CLAUSE 2 - In exceptional circumstances, where checks are to be issued for payment of raw materials at isolated purchase points, these powers may be exercised by just one Director or proxy at the Executive Officers' discretion.

CLAUSE 3 - Representation of the Company in the General Meetings of companies of which it is a shareholder will be exercised by any one of its Directors, previously empowered by the Executive Officers, or by a proxy with special powers, observing the provision of clause 1 of article 126 of Law No. 6.404/76.


                                   SECTION III
                               ADVISORY COMMITTEE

ARTICLE 23
The Advisory Committee will be made up of at least 07 (seven) to at most 15 (fifteen) members, shareholders or not, one of whom will be appointed Chairman and another Vice Chairman, elected and dismissible at any time by the Board of Directors, for a mandate of 01 (one) year, with the possibility of re-election.

CLAUSE 1 - The Board of Directors will appoint the Chairman and Vice Chairman during the election of members of the Advisory Committee.

CLAUSE 2 - With the exception of the Chairman and one Vice Chairman of the Board of Directors who will be automatic members of the Advisory Committee, no other members of the Company's Top Management will be permitted to belong to this body.

CLAUSE 3 - Members of the Advisory Committee will be invested in their respective posts following signature of the Term of Office, to be recorded in the meeting's book of minutes.

                                   ARTICLE 24
The Advisory Committee will ordinarily meet each quarter and, extraordinarily, whenever requested by the Board of Directors via its Chairman.

CLAUSE 1 -  It will be the responsibility of the Chairman or, in his or her absence, the Vice Chairman of the Advisory Committee, to convoke, open and preside over the body's meetings.

CLAUSE 2 -  The meetings of the Advisory Committee must be opened with the presence of at least half plus one of its active members.

ARTICLE 25
With the exception of its automatic members, all other active members will be entitled to receive fees, the period and value of which will be determined by the Board of Directors, within the annual allocation approved by the General Meeting for compensation of the directors.

ARTICLE 26
It will be the responsibility of the Consultative Committee to provide opinion on topics of relevant interest to the Company and to inform the Board of Directors, independent of any request, on any important subjects which its members come to know about.

                                    CHAPTER V
                                 GENERAL MEETING
SECTION I
OPENING AND DELIBERATIONS

ARTICLE 27
The General Shareholders Meeting, legally constituted and opened, is the Company's supreme body, capable of resolving all business and taking any decisions, including those implying modifications to the present Bylaws.

ARTICLE 28
The General Meeting will ordinarily meet within 04 (four) months following the end of the business year for the purposes foreseen in Law and, extraordinarily, whenever the company's interests demand it.


ARTICLE 29
Excluding the exceptions foreseen in Law, the General Meeting will be opened, on first convocation, with the presence of shareholders who represent at least 25% (twenty-five per cent) of the Capital Stock with right to vote and, on second convocation, by any number.

ARTICLE 30
The deliberations of the General Meeting, where duly taken, bind all shareholders, even if absent or in disagreement, within the provisions of the Law and the present Bylaws.

ARTICLE 31
The General Meeting, convoked in accordance with the Law, will be presided over by the Chairman of the Board of Directors, who will choose one or more secretaries from among the shareholders present.

SOLE CLAUSE -  In the absence of the Chairman, the General Meeting will be directed by one of the Vice Chairmen of the Board of Directors, observing their order of election, and, in the absence of the latter two, by a Board member chosen by the shareholders.

                                   ARTICLE 32
If the General Meeting is unable to be opened on the set date due to insufficient numbers, the second convocation will be made in the same form as the first, allowing a minimum of 5 (five) days between the first publication of the notice and the General Meeting, in which case it will be opened by any number.


                                   SECTION II
                            ORDINARY GENERAL MEETING

ARTICLE 33
The Ordinary General Meeting will be held to:

I. Receive the accounts from management, examine, discuss and vote on the financial statements.

II. Deliberate on the destination of net income for the year and the distribution of dividends.

III. Elect the members of the Board of Directors and the Audit Committee, where necessary.

IV. Approve the correction of the monetary expression of the capital stock, in the cases foreseen in Law No. 6.404/76 and in these Bylaws.

V. Fix the remuneration of the management and members of the Audit Committee, when functioning.

                                   SECTION III
EXTRAORDINARY GENERAL MEETING

ARTICLE 34
In extraordinary meetings, the General Meeting will only deliberate on the topics for which it has been convoked.

ARTICLE 35
It will be the General Meeting's responsibility to authorize the sale or pledge of shares with right to vote of companies whose control of voting shares belongs directly or indirectly to the Company, whenever the sale or pledge involves a risk of loss of control.

                                   CHAPTER VI
                                 AUDIT COMMITTEE

ARTICLE 36
The Audit Committee, with powers foreseen in Law, will be of non-permanent duration, and will only be set up at the request of shareholders, in accordance with the Law, being made up of at least 03 (three) and at most 05 (five) effective members and an equal number of substitutes, shareholders or not, elected by the General Meeting, and each period of its functioning will end at the first Ordinary General Meeting after its setting up.

CLAUSE 1 The request for the Audit Committee to function can be made at any General Meeting, which will elect its members.

CLAUSE 2 When functioning, the effective members of the Audit Committee will draw honorary monthly fees fixed by the General Meeting electing them and in compliance with the legal minimum.


                                   CHAPTER VII
                  THE BUSINESS YEAR, BALANCE SHEETS AND RESULTS

SECTION I
BUSINESS YEAR AND BALANCE SHEETS

ARTICLE 37
The business year will close on 31 December each year, when the Executive Officers will produce, based on the Company's commercial bookkeeping, which must clearly express the situation of its shareholders' equity and the changes occurring during the year:

I.   Balance Sheet;

II. Statement of the accumulated earnings and deficits or the changes in shareholders' equity;

III. Statement of the net income for the year;

IV.  Statement of the origins and applications of resources.

ARTICLE 38
The Company's books and records will be examined by the independent audit firm chosen by the Board of Directors.

                                   SECTION II
                             DISTRIBUTION OF RESULTS

ARTICLE 39
The General Meeting will deliberate on the distribution of the results verified annually in the company balance sheets, following a proposal from the Board of Directors, accompanied by the Audit Committee report, when functioning, in compliance with the following criteria:

I. 5% (five per cent) of net income to the Legal Reserve, up to the amount stipulated in Law on capital stock.

II. A value equivalent to 28% (twenty-eight per cent) of the Net Income for the year as a necessary portion of the payment of the minimum dividend to preferred and common shares, the income being decreased or increased by the values foreseen in items I, II and III of Article 202 of Law 6.404/76, observing the provision in letter "b" of Article 12 of these Bylaws.

III. Up to 10% (ten per cent), after deduction of any accumulated deficits and the provision for income tax, as the directorship's share.

IV. A minimum of 15% (fifteen per cent) and a maximum of 60% (sixty per cent) of the net income, in the form of a Special Expansion Reserve, designed to meet the Company's expansion plans, until this reaches 70% (seventy per cent) of the capital stock.

V. Up to 5% (five per cent) of the constitution of a Special Fund for Research and Development, until this reaches 10% (ten per cent) of the capital stock.

VI. The remainder will be subject to proposals from the administration bodies to the General Meeting.

CLAUSE 1 The Executive Officers' portion of profit sharing may only be distributed when the minimum dividend foreseen in these Bylaws has been guaranteed to shareholders.

CLAUSE 2 The distribution of dividends and bonuses will comply with the deadlines fixed by Law.

CLAUSE 3 The dividends, when there has been an increase in subscribed capital during the period to which they correspond, may be distributed pro rata from the paid-in capital.

CLAUSE 4 The minimum dividend set out in item II of this article includes the values paid to the pre-existing Retained Earnings and/or Income Reserves account.

CLAUSE 5 If payment of a minimum dividend to the pre-existing Retained Earnings and/or Income Reserves account is made, a portion of the Net Income for the year, to the value of the paid dividend, may be appropriated to refund the used reserves.

CLAUSE 6 The Company is permitted to pay the interest on the Capital held by the shareholders in the form of dividends.

                                  CHAPTER VIII
                           LIQUIDATION OF THE COMPANY

ARTICLE 40
The Company will enter into liquidation in the cases provided for at Law or by decision of the General Meeting.

SOLE CLAUSE  It will be the General Meeting's responsibility to establish the mode of liquidation and to elect the liquidators and the Audit Committee that will function during the period of liquidation.


                                   CHAPTER IX
                               GENERAL PROVISIONS

ARTICLE 41
The press outlet to be used for the publication of notices foreseen in Law and in these Bylaws, in addition to the Diario Oficial do Estado de Santa Catarina, will be that in which the minutes or summary of the minutes of the Assembly approving the present Bylaws is published, until such time as a change is communicated to shareholders by insertion into the minutes of the Ordinary General Meeting.